State of Delaware
Secretary of State
Division of Corporations
Delivered 12:00 PM 02/27/2008
FILED 12:00 PM 02/27/2008
SRV 080235838 - 4511076 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is China For-Gen Corp.

- **Second:** Its registered office in the State of Delaware is to be located at 1220 North Market St. Suite 850 Street, in the City of Wilmington County of DE Zip Code 19801. The registered agent in charge thereof is Delaware Corporate Services, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 20500000 shares (number of authorized shares) with a par value of 0.0010000000 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Sherry Xue Li
  Mailing Address 87 Dennis Street
  Garden City Park NY Zip Code 11040
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 26th day of February, A.D. 20 08.

BY: ______________________
(Incorporator)

NAME: Sherry Xue Li
(type or print)